EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Network-1 Technologies, Inc. on Form S-8 Nos. 333-192811 and 333-269142 of our report dated March 8, 2024, with respect to our audits of the consolidated financial statements of Network-1 Technologies, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of Network-1 Technologies, Inc. for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

New York, New York

March 8, 2024